Exhibit 5

[***] INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SUPPLEMENTAL CONFIRMATION

Date:	November 20, 2024

To:	AA Gables, LLC Midland International Air & Space Port 2901 Enterprise Lane Midland, Texas 79706 Attn: Abel Avellan Email: aavellan@ast-science.com

From:	Citibank, N.A. 388 Greenwich Street New York, NY 10013 Attn: Equity Derivatives

Reference Number:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and AA Gables, LLC (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of November 20, 2024 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	November 20, 2024

Number of Components:	4

Number of Shares:	625,000 per Component

Prepayment Percentage:	[***]%

Prepayment Date:	The later of (i) the date falling one Settlement Cycle after the last Scheduled Trading Day of the Initial Hedging Period and (ii) the first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Citibank (or, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the next following Currency Business Day).

Forward Floor Percentage:	[***]%

Forward Cap Percentage:	[***]%

Maximum Stock Loan Rate:	[***] basis points per annum

Initial Stock Loan Rate:	[***] basis points per annum

Cutoff Date:	November 21, 2024

For each Component of the Transaction, the Scheduled Valuation Date are as set forth below.

Component Number	Scheduled Valuation Date
1	January 15, 2026
2	January 16, 2026
3	January 20, 2026
4	January 21, 2026

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative
Eric Natelson

Confirmed as of the date first above written:

AA GABLES, LLC

By: Abel Avellan, its managing member

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Managing Member

[Signature Page to Supplemental Confirmation]